EXHIBIT 23.1

CONSENT OF MORRISON, BROWN, ARGIZ & FARRA, LLP

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 3, 2006 with respect to the financial statements of Beach Bank at December 31, 2005 and 2004 and for the years then ended included in the Registration Statements on Form S-3 of Sun American (File Nos. 333-109363 and 333-130363) and the Registration Statements on Form S-8 (File Nos. 333-128814 and 333-132897).

/s/ Morrison, Brown, Argiz & Farra, LLP

Morrison, Brown, Argiz & Farra, LLP

Miami, Florida

January 30, 2007